Exhibit 8.1

601 Lexington Avenue New York, NY 10022 United States
+1 212 446 4800	Facsimile: +1 212 446 4900
www.kirkland.com

  December 11, 2025

Waters Corporation

34 Maple Street

Milford, Massachusetts 01757

Ladies and Gentlemen:

We have acted as counsel to Waters Corporation, a Delaware corporation (“Waters”), in connection with that certain Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of July 13, 2025, by and among Waters, Beta Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Waters (“Merger Sub”), Becton, Dickinson and Company, a New Jersey corporation (“BD”), and Augusta SpinCo Corporation, a Delaware corporation and wholly owned subsidiary of BD (“SpinCo”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing of the registration statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), which includes the proxy statement/prospectus forming a part thereof, originally filed by Waters with the Securities and Exchange Commission (the “Commission”) on December 11, 2025, under the Securities Act of 1933, as amended (the “Securities Act”), we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement and the documents referenced therein; (ii) the Separation Agreement; (iii) the Tax Matters Agreement; (iv) the request for a private letter ruling submitted by BD to the

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Waters Corporation

December 11, 2025

Internal Revenue Service on September 10, 2025 (including all exhibits and other attachments thereto), together with any supplemental filings related to such request submitted by BD to the IRS through the date hereof (collectively, the “IRS Ruling Request”); (v) the Registration Statement; (vi) the statements and representations made by or on behalf of Waters, BD, Merger Sub, and SpinCo in the officer’s certificates of Waters and BD, dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”); and (vii) such other documents, information, and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed (without any independent investigation or review thereof), with your permission, that: (1) all parties to the Merger Agreement, and any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Merger and the other transactions described in the Merger Agreement will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) the IRS Ruling will be received and shall include rulings that are similar and consistent in all material respects to the rulings requested in the IRS Ruling Request; (4) all facts, information, statements, covenants, representations, warranties, and agreements made (or agreed to) by or on behalf of Waters, BD, Merger Sub and SpinCo or any other Person in the Merger Agreement and the documents referenced therein, the IRS Ruling Request, the Registration Statement, and the Officer’s Certificates are and, at all times up to the Closing, will continue to be, true, complete, and correct; (5) all facts, information, statements, covenants, representations, warranties, and agreements made (or agreed to) by or on behalf of Waters, BD, Merger Sub and SpinCo or any other Person in the Merger Agreement and the documents referenced therein, and the Registration Statement that are qualified by the knowledge, intention, expectation, and/or belief of any person or entity are, and at all times up to the Closing, will continue to be, true, complete, and correct as though not so qualified; (6) as to all matters as to which any Person represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is in fact no plan, intention, understanding, or agreement and, at all times up to the Closing, there will be no plan, intention, understanding, or agreement; and (7) Waters, BD, Merger Sub and SpinCo and all other relevant Persons will report the Merger for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements, and representations contained in the documents we have reviewed were true, complete, and correct at the time made and will continue to be true, complete, and correct at all times up to the Closing, and that all such facts, information, statements, and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

Waters Corporation

December 11, 2025

Our opinion is based on the Code, the Treasury Regulations, case law, and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon and subject to the foregoing and the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that:

1.	The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

2.

A U.S. holder (as defined in the Registration Statement) of SpinCo Common Stock will not recognize gain or loss upon the receipt of RMT Partner Common Stock pursuant to the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of RMT Partner Common Stock;

3.

The aggregate tax basis in the shares of RMT Partner Common Stock received by a U.S. holder of SpinCo Common Stock pursuant to the Merger (including fractional shares deemed received) will be equal to such holder’s aggregate tax basis in its SpinCo Common Stock surrendered in exchange for the RMT Partner Common Stock;

4.

A U.S. holder’s holding period for the RMT Partner Common Stock received in the Merger (including fractional shares deemed received) will include the holding period for the SpinCo Common Stock surrendered in exchange for the RMT Partner Common Stock; and

5.

A U.S. holder that receives cash in lieu of a fractional share of RMT Partner Common Stock will be treated as having received a fractional share and having received such cash as consideration for the sale of such share, and will recognize capital gain or loss based on the difference between the amount of cash received and the portion of the holder’s aggregate adjusted basis in the SpinCo Common Stock surrendered which is allocable to the fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its SpinCo Common Stock, as described above, exceeds one year on the Closing Date.

Waters Corporation

December 11, 2025

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local, or non-U.S. income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger. We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement, the Separation Agreement or the Registration Statement other than the opinion set forth above. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

This opinion is furnished to you solely for use in connection with the filing of the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof and is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP